Exhibit 99.1
NEOSE TECHNOLOGIES REPORTS THIRD QUARTER FINANCIAL RESULTS
HORSHAM, PA, November 2, 2006 — Neose Technologies, Inc. (NasdaqGM: NTEC) today announced financial results for the third quarter and nine months ended September 30, 2006.
For the quarter ended September 30, 2006, the Company reported a net loss of $1.4 million, or $0.04 per basic and diluted share, compared to a net loss of $22.6 million, or $0.69 per basic and diluted share, for the same period in 2005. During the third quarter of 2006, the Company recognized a $7.3 million gain from the September 2006 sale of the Company’s 50,000 square foot facility containing its pilot manufacturing plant and current corporate headquarters (“Witmer Road Facility”) located in Horsham, Pennsylvania. During the third quarter of 2005, the Company recognized $14.0 million of restructuring charges related to its August 2005 restructuring.
The Company reported revenues of $1.5 million for the third quarter of 2006, compared to $1.5 million for the third quarter of 2005. The 2006 revenues are primarily attributable to revenues recognized under the Company’s collaboration with Novo Nordisk A/S. Research and development expenses decreased to $6.8 million in the third quarter of 2006 from $7.5 million in the third quarter of 2005. The decrease in research and development expenses during the 2006 period as compared to the 2005 period was primarily due to lower payroll and operating costs resulting from the Company’s August 2005 restructuring. The reduction in expenses related to the restructuring was partially offset by costs related to resolving the clinical hold for NE-180 in the U.S., as well as higher European Phase I clinical study costs for NE-180.
General and administrative expenses were $3.0 million for the third quarter of 2006, compared to $2.7 million for the third quarter of 2005. The increase for the 2006 period was primarily due to the recognition of stock-based compensation expense resulting from the adoption in January 2006 of SFAS No. 123(R).
For the nine months ended September 30, 2006, the Company reported a net loss of $17.6 million, or $0.54 per basic and diluted share, compared to a net loss of $44.2 million, or $1.42 per basic and diluted share, for the same period in 2005. During the third quarter of 2006, the Company recognized a $7.3 million gain from the September 2006 sale of the Company’s Witmer Road Facility. During the third quarter of 2005, the Company recognized $14.0 million of restructuring charges related to the August 2005 restructuring. The Company reported revenues of $5.6 million for the first nine months of 2006, compared to $4.3 million for the same period in 2005. The increase in revenues for the 2006 period was primarily due to revenues recognized under the Company’s collaboration with Novo Nordisk.

NEOSE TECHNOLOGIES, INC.	Page 2
Research and development expenses for the nine months ended September 30, 2006 decreased to $21.2 million from $26.1 million for the same period in 2005. The decrease in research and development expenses during the 2006 period as compared to the 2005 period was primarily due to lower payroll and operating costs resulting from the Company’s August 2005 restructuring, as well as lower depreciation in 2006 resulting from the 2005 impairment of the Witmer Road Facility. The reduction in expenses was partially offset by European Phase I clinical study costs for NE-180 and stock-based compensation expense resulting from the adoption in January 2006 of SFAS No. 123(R).
General and administrative expenses were $9.0 million for the nine months ended September 30, 2006, compared to $8.5 million for the same period in 2005. The increase for the 2006 period was primarily due to stock-based compensation expense resulting from the adoption in January 2006 of SFAS No. 123(R), partially offset by lower consulting and operating costs resulting from the Company’s August 2005 restructuring.
The Company ended the third quarter of 2006 with $23.6 million in cash and cash equivalents.
Conference Call
The Company will host a conference call at 5:00 p.m. (ET) on November 2, 2006, to discuss the third quarter financial results and update investors on company developments. The dial-in number for domestic callers is (866) 550-6338. The dial-in number for international callers is (347) 284-6930. A replay of the call will be available for 7 days beginning approximately three hours after the conclusion of the call. The replay number for domestic callers is (888) 203-1112 using the passcode 1480889 The replay number for international callers is (719) 457-0820, also using the passcode 1480889. Live audio of the conference call will be simultaneously broadcast over the Internet through First Call Events, which can be accessed via the following link:
http://phx.corporate-ir.net/phoenix.zhtml?c=60494&p=irol-calendar
To listen to the live call, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call. The call will also be available on the Investor Relations/Audio Archives page of the Neose website at www.neose.com.
About Neose
Neose Technologies, Inc. is a clinical-stage biopharmaceutical company focused on the development of next-generation therapeutic proteins that are competitive with best-in-class protein drugs currently on the market, on its own and through strategic partnerships. The lead candidates in its pipeline, NE-180 for use in the treatment of chemotherapy-induced anemia and anemia associated with chronic renal failure and GlycoPEG-GCSF for chemotherapy-induced neutropenia, target markets with aggregate sales in excess of $14 billion.

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Statements of Operations
(unaudited)
(in thousands, except per share amounts)

	Three months		Nine months
	ended September 30,		ended September 30,
	2006	2005	2006	2005
Revenue from collaborative agreements	$1,477	$1,503	$5,588	$4,271

Operating expenses:
Research and development	6,811	7,521	21,173	26,154
General and administrative	3,028	2,685	9,050	8,469
Restructuring charges	—	14,002	—	14,002

Total operating expenses	9,839	24,208	30,223	48,625

Gain on sale of property and equipment	7,335	—	7,335	21

Operating loss	(1,027)	(22,705)	(17,300)	(44,333)

Other income	—	—	—	22
Interest income	269	415	943	1,138
Interest expense	(592)	(331)	(1,225)	(1,000)

Net loss	$(1,350)	$(22,621)	$(17,582)	$(44,173)

Basic and diluted net loss per share	$(0.04)	$(0.69)	$(0.54)	$(1.42)

Weighted-average shares outstanding used in computing basic and diluted net loss per share	32,866	32,782	32,818	31,188

NEOSE TECHNOLOGIES, INC.	Page 4
Condensed Balance Sheets
(unaudited)
(in thousands)

	September 30, 2006	December 31, 2005
Assets

Cash and cash equivalents	$23,612	$37,738
Accounts receivable	161	1,076
Prepaid expenses and other current assets	1,444	892

Total current assets	25,217	39,706

Property and equipment, net	11,505	24,708

Intangible and other assets, net	324	949

Total assets	$37,046	$65,363

Liabilities and Stockholders’ Equity

Current liabilities	$7,395	$10,595
Long-term debt and capital lease obligations, net of current portion	879	10,423
Deferred revenue, net of current portion	3,832	3,765
Other liabilities	498	463

Total liabilities	12,604	25,246

Stockholders’ equity	24,442	40,117

Total liabilities and stockholders’ equity	$37,046	$65,363

CONTACTS:
Neose Technologies, Inc.
A. Brian Davis
Sr. Vice President and Chief Financial Officer
(215) 315-9000
Barbara Krauter
Manager, Investor Relations
(215) 315-9004
For more information, please visit www.neose.com.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding our business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of these risks and uncertainties, any of which could cause the Company’s actual results to differ from those contained in the forward-looking statement, see the section entitled “Factors Affecting the Company’s Prospects” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, and discussions of risk factors in the Company’s subsequent SEC filings.